EXHIBIT 10.5

FACEBOOK, INC.
2015 BONUS PLAN
1. Effective Date and Term. This Bonus Plan (“Plan”) shall be effective as of January 1, 2015, and is effective for calendar year 2015 (“Eligibility Period”), unless otherwise amended or terminated earlier by Facebook, Inc. (“Facebook” or the “Company”) in accordance with Section 6 of the Plan. The Plan supersedes all prior bonus plans, except those set forth in an individual written bonus arrangement with an individual employee in which case this Plan shall not apply. Any other such bonus plan is hereby terminated.
2. Administration. The Plan shall be administered by the Compensation Committee of the Board of Directors (“Plan Administrator”), which shall have the discretionary authority to interpret and administer the Plan, including all terms defined herein, and to adopt rules and regulations to implement the Plan, as it deems necessary. In addition, the Plan Administrator hereby delegates to the Company’s CFO and the VP of Human Resources (such individuals, the “Executive Administrators” and together with the Plan Administrator, the “Administrators”) the day-to-day implementation and interpretation of the Plan, including the approval of individual payouts under the Plan to employees other than to its “executive officers” (as determined by the Board of Directors for purposes of Section 16 under the Securities Exchange Act of 1934).
Notwithstanding the foregoing, the approval of the Plan Administrator or the Company’s Board of Directors shall be required for the approval of the Plan itself, any early termination and material amendments to the Plan; determination of the Company Performance Percentage (as defined below) under the Plan; approval of the aggregate payout under the Plan; and approval of individual payouts under the Plan to Facebook’s executive officers. Any action that requires the approval of the Executive Administrators must be jointly approved by both the Company’s CFO and the VP of Human Resources, and any action that requires the approval of the Executive Administrators may instead also be approved by the Plan Administrator or the Board of Directors. The decisions of the Administrators are final and binding.
3. Eligibility. Participation in the Plan is limited to Full-Time regular, Part-Time regular and Fixed Term employees of Facebook or its subsidiaries1 who are employed by Facebook or a subsidiary on or before December 31, 2015. Participation in the Plan is effective on the later of January 1, 2015 or the day the participant commences employment as a Full-Time/Part-Time regular or Fixed Term employee of Facebook or a subsidiary. An individual who may otherwise be a participant may be considered ineligible to participate in the Plan at any time and for any reason at the Administrators’ discretion regardless of whether the individual remains a Full Time/Part-Time regular or Fixed Term employee of the Company. An otherwise eligible individual is no longer eligible for any Plan bonus if the individual resigns his/her employment or his/her employment is terminated for any reason any time before the bonus is paid pursuant to Section 5 below. This Plan is intended to compensate individuals for performance as well as encourage employee retention through and until the date the bonus is paid. Retention is therefore one of the key purposes of the Plan.
4. Determination of Eligibility and Amounts. The Administrators retain sole and absolute discretion in determining whether a participant will be eligible for a semi-annual cash bonus that is paid based on the following formulas and definitions.
Subject to approval of the Company Performance Percentage by the Plan Administrator or the Board of Directors, the Executive Administrators will determine the actual bonus (if any) for each participant and have the sole and absolute discretion to determine the Individual Performance Percentage and the amounts as described herein (provided that any determinations in respect of Facebook’s executive officers shall be made by the Plan Administrator):
a) Non-Sales Incentive Plan Employees:
Base Eligible Earnings x Corporate Bonus Percentage x Individual Performance Percentage x Company Performance Percentage.
b) Sales Incentive Plan Employees:
Base Eligible Earnings x Corporate Bonus Percentage x (Company Performance Percentage - 100%).
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1For purposes of this Plan, an eligible employee includes only individuals that the Company or a subsidiary treats as an employee for employment tax purposes. Interns, contingent workers, contractors, and other workers (including any such individuals who are for any reason later re-characterized as employees), are not eligible.

c) Definitions:
1) “Base Eligible Earnings” means the sum of all base wages as determined by the Company and the Executive Administrators in their sole and absolute discretion (generally including overtime, retro pay, money paid during a leave of absence by the Company or a subsidiary, personal time off (PTO) used during the period and holiday pay as applicable) that Facebook or a subsidiary paid the participant during the semi-annual performance period generally, excluding bonuses, stock gains, commissions, relocation amounts, accrued but unused PTO, expense reimbursements, and other benefits.
2) “Corporate Bonus Percentage” means the percentage of a participant’s Base Annual Wage as established by the Executive Administrators for a participant’s position (provided that the Corporate Bonus Percentage for executive officers shall be established by the Plan Administrator).
3) “Individual Performance Percentage” is tied to the performance assessments, as determined by the Company or a subsidiary, measuring the amount of success a participant has achieved against his or her Individual Performance Objectives for the semi-annual performance period.
4) “Company Performance Percentage” means the amount of success the Company has achieved based on the Company’s priorities and other factors deemed appropriate for the semi-annual performance period, as determined in the sole discretion and judgment of the Plan Administrator or the Board of Directors.
5. Payment of Bonuses. Payment of each semi-annual cash bonus (if any) shall be made as follows:
a)    For the first semi-annual performance period: no later than September 30, 2015; and
b)    For the second semi-annual performance period: no later than March 15, 2016 for U.S. participants and no later than March 31, 2016 for non-U.S. participants.
A participant must be employed by the Company or a subsidiary at the time the bonus payment is made in order to receive such payment unless local law or a written agreement between the participant and the Company or a subsidiary requires otherwise.
6. Modification or Termination of the Plan. The Company reserves the right to modify, suspend or terminate all or any portion of this Plan at any time, provided that any early termination and material modification to the Plan shall be approved by the Plan Administrator or the Company’s Board of Directors.
7. Benefits Unfunded. No amounts to be awarded or accrued under this Plan will be funded, set aside or otherwise segregated prior to payment. The obligation to pay bonuses awarded hereunder will at all times be an unfunded and unsecured obligation of the Company. Plan participants will have the status of general creditors and must look solely to the general assets of the Company for the payment of bonus awards.
8. Benefits Nontransferable. No Plan participant will have the right to alienate, pledge or encumber his or her interest in this Plan, and such interest will not (to the extent permitted by law) be subject in any way to the claims of the participant’s creditors or to attachment, execution or other process of law.
9. No Employment Rights. No action of the Company in establishing the Plan, no action taken under the Plan by the Company or the Administrators and no provision of the Plan itself will be construed to grant any person the right to remain in the employ of the Company or its subsidiaries for any period of specific duration. Rather, subject to applicable law, each employee is employed “at will,” which means that either the employee or the Company or its subsidiaries may terminate the employment relationship at any time and for any reason or no particular reason or cause.
10. Governing Law. The Plan shall be governed by, and interpreted, construed, and enforced in accordance with, the laws of the State of California without regard to its or any other jurisdiction's conflicts of laws provisions. For purposes of any dispute that may arise directly or indirectly from this Plan, the parties hereby submit and consent to the exclusive jurisdiction of the State of California and agree that any such litigation shall be conducted only in the courts of California or the federal courts for the United States for the Northern District of California and no other courts.
11. Severability. If any part or section of this Plan is declared invalid by any competent body, the remaining parts not affected by the decision shall continue in effect.
12. Transfers/Job Changes. Subject to the discretion of the Administrators, a participant’s bonus is based upon the participant’s Base Eligible Earnings when: (a) the participant transfers from employment with Facebook to a related company (i.e. a Facebook subsidiary); (b) the participant permanently transfers from a Facebook or subsidiary U.S. location to a

Facebook or subsidiary non-U.S. location (or vice versa); (c) the participant transfers from an exempt to a non-exempt position; or (d) a participant is subject to an Individual Bonus Goal change. Employees who leave the Company or a subsidiary and are re-hired to the Company or a subsidiary within the same Eligibility Period may be eligible to receive a bonus award based solely on the employee's Base Eligible Earnings received after being re-hired.
13. Code section 409A of the Internal Revenue Code of 1986. It is the Company’s intent that payments made under this Plan to U.S. participants should meet the requirements for the “short-term deferral” exception to Section 409A of the U.S. Internal Revenue Code of 1986, as amended.